June 19, 2015

Securities and Exchange Commission 100 F Street, NE Washington, DC 20549

This letter confirms that Clive Bode and David Reintjes are authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Form ID Acknowledgements, on my behalf. This authorization and designation shall be valid for three years from the date of this letter and supersedes the authorization and designation letter dated July 1, 2013.

Very truly yours,

/s/ James G. Coulter
James G. Coulter